UNITED STATED SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

ENVENTIS CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Enventis Portal/Intranet Leadership Blog Message
September 8, 2014

To Enventis Employees:

Progress is being made as we collaborate and work together on integration planning for the merger between Enventis and Consolidated Communications (CCI), still targeted for the fourth quarter. A few weeks ago, we announced  the Transition Officers and the Integration Management Office (IMO) are working closely on integration plans as we prepare for the close and merger.

We are on track to complete the conditions of closing, including regulatory approvals and consent of critical contracts.  Additionally, our special proxy has been released and shareholder voting has commenced. Both CCI and Enventis will hold special shareholder meetings for their respective shareholders on October 8. It is important that shareholders vote on the proposed merger.

The IMO, led by Barb TenEyck (CCI) and Greg Tholkes (Enventis), is currently identifying integration projects that will begin upon close of the merger. The integration planning of PeopleSoft, which required an earlier start, has already begun and has a January 1, 2015 completion goal. Leading the PeopleSoft integration planning are Kay Callison (CCI), Todd Hollands (Enventis) and Lynn Schultz (Enventis). The teams gathered for a project kickoff meeting in Mankato on Aug. 18 and cross-functional teams have been formed.

Leadership teams from CCI continue to work with teams at Enventis to learn more about Enventis’ structure and the functional responsibility of each department. We are working to map the combined organization and position employees where they are best aligned within the new organization in effort to leverage our combined strengths and to best support our customers. By late September we will share initial information starting at the top of the organization and then over time, will provide updates by functional areas as progress is made and integration plans continue.

Together, we are confident CCI and Enventis will be a stronger company as we combine our expertise, our product and service portfolios and join forces to deliver best-in-class communications solutions to our customers.

If you have any questions or concerns regarding the IMO or transition in general, please continue to use the “Ask a Question” web portal, or contact one of us directly.  We may not have all the answer yet, but will share what we can until more decisions can be made and communicated.

Thank you.

Steve Childers	Carol Wirsbinski
CCI Transition Officer	Enventis Transition Officer

Additional Information
This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of June 29, 2014, among Enventis Corporation (“Enventis”), Consolidated Communications Holdings, Inc. (“Consolidated”) and Sky Merger Sub Inc., a wholly-owned subsidiary of Consolidated.
Consolidated has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the proposed merger transaction that includes the preliminary proxy statement of Enventis, which also constitutes a prospectus of Consolidated. The Form S-4 was declared effective by the SEC on August 22, 2014.  Enventis mailed  to its shareholders the definitive joint proxy statement/prospectus regarding the proposed merger transaction on August 28, 2014. Enventis urges investors and security holders to read the joint proxy statement/prospectus (including all amendments and supplements to it) and other documents relating to the merger transaction, because they contain important information about Enventis, Consolidated and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the joint proxy statement/prospectus and other documents relating to the merger transaction from the SEC’s website at www.sec.gov, Enventis’ website at www.enventis.com and Consolidated’s website at www.consolidated.com. In addition, copies of the preliminary joint proxy statement/prospectus and such other documents may be obtained from Enventis free of charge by directing a request to Enventis Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, MN 56002-3248, Attn: Investor Relations, telephone: (507) 387-3355.

Certain Information Regarding Participants

Enventis and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Enventis’ shareholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the proposed merger transaction in the joint proxy statement/prospectus that was included in the registration statement on Form S-4 filed by Consolidated. Copies of the Form S-4 and the joint preliminary proxy statement/prospectus may be obtained free of charge as set forth in the previous paragraph.